GLOBAL GOLD CORPORATION 45 EAST PUTNAM AVENUE, SUITE 118 GREENWICH, CT 06830

July 31, 2008

Mr. Ian Hague New York City Mr. Don LaGuardia New York City

Sale of Chilean Assets

Dear Sirs:

     This letter sets forth the terms of the sale of Global Gold Corporation’s (the “Company”) Chilean mining assets to Madre Gold LLC, a Delaware limited liability company (“Newco”) to be formed and funded by yourselves and your co-investors listed on Schedule A, with each such additional Investor, if any, executing a counterpart of this letter (the “Investors”).

Descriptive Information:

Seller: Purchase Properties:

Global Gold Corporation

All of the Company’s interest in its mining claims and properties in Chile (the “Chilean Interests”), as evidenced by one hundred percent of the membership interest in Global Oro LLC and Global Plata LLC, each Delaware limited liability companies which in turn own a hundred percent of Global Chile Limitada, a Chilean company which owns fifty-one percent of Global Gold Valdivia (the “Joint Venture”), a Chilean joint venture company that owns operations in Valdivia and Chiloe and Ipun Islands, together with a royalty and related rights in Santa Candelaria. See Annual Report on Form 10-KSB filed with the SEC on March 31, 2008 and 43-101 Report available on the Company’s website for description of joint venture and properties.

Operations/Development Services:

Through August 31, 2009, the Company shall provide Newco with office space, services of the Company’s employees and technical assistance for development, production and exploration of the Chilean Interests in consideration of the Royalty described below.

Purchase Price:	$5.0 million

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Royalty:

In return for the operations/development services provided by the Company, commencing three months from the date Newco’s share of actual or deemed distributions from gold or other metals produced from the Chilean Interests reaches $6.0 million, Newco shall or shall cause the Joint Venture to pay to the Company a production royalty of 2.5% of the net smelter returns (“NSR”) from all minerals and mineral containing product produced by the Chilean Interests. This production royalty shall be paid quarterly, and shall be accompanied by (i) a statement summarizing the computation of net smelter returns and (ii) copies of any and all original settlement statements issued by each buyer for their purchase of the products. The settlement statements shall include the total weight of product purchased; the contained payable elements within the product; the market prices of the elements; deduction of all processing and penalties; and the total amount due to be remitted to the seller on a provisional and final settlement basis. The quarterly royalty payments will be provisional and subject to adjustment at the end of the producing entity’s accounting year. The term “NSR” as used herein shall mean the full value received by producing entity from any buyer for any and all products sold from the Chilean Interests, reflective of the point of sale after deductions for all of the following charges from third parties, if any: custom smelting costs, treatment charges and penalties including, but without being limited to, metal losses, penalties for impurities and charges or deductions for refining, selling, and transportation from smelter to refinery and from refinery to market. Upon reasonable notice and within no less than thirty days from such notice, but no more than two times per year, the Company shall be entitled to inspect and audit production and sales records from the Chilean Interests.

Purchaser: Closing Date: Advances:

Newco.

September 15, 2008

The Company acknowledges that Mr. Hague shall be credited with $3,210,367.12 in advances on the Purchase Price received from Mr. Hague as of July 31, 2008. In the event the sale contemplated hereby shall not be consummated, such amount shall be converted to a loan by Mr. Hague to the Company evidenced by a promissory note payable sixty (60) days after the conversion bearing interest at ten percent (10%) per annum. At Mr. Hague’s election the aforesaid promissory note may be converted into shares of the Common Stock of the Company at the conversion rate of the principal amount of the note divided by Common Stocks’ average closing price for the thirty trading days immediately prior to conversion, but not less than $.43 a share.

Other: Conditions of Purchase and Sale:

The purchase and sale of the Chilean Interests is subject to (i) the satisfactory completion of all business, financial and legal due diligence, to the satisfaction of the Investors, consents required (if any) from the Company’s existing creditors or any other consents required in connection with the transaction, and the absence of the occurrence of any material adverse event and (ii) execution and delivery of sale and transfer documents in form reasonably satisfactory to the Company and the Investors.

Expenses:

The Company and Investors shall reimburse for all reasonable fees and expenses incurred by them, including all reasonable outside legal, due diligence and external technology and other fees and expenses in connection with the transaction upon the closing.

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Counterparts:

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of such signature pages executed by the parties to one copy of the Agreement; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

Governing Law: Consent to Jurisdiction: No Assignment:

New York

New York

This Agreement and the parties right and obligations hereunder shall be binding upon and inure to the benefit of the successors in interest, assigns and personal representatives (or trustees) of the respective parties and shall not be assignable by a party without the written consent of the other parties hereto, and any such attempted assignment without such consent shall be of no force or effect.

Jury Waiver:

The parties hereto waive all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies arising under or in connection with this letter, whether grounded in tort, contract or otherwise.

     If the foregoing satisfactorily sets forth the agreement among yourselves and the undersigned, please execute the enclosed copy and return same to the undersigned, whereupon this letter shall become a binding agreement between the parties effective July 31, 2008.

Global Gold Corporation

By: ______________ Name: Van Krikorian Title: Chairman and CEO

Agreed to and accepted this ______ day of July, 2008

MADRE GOLD LLC

By: _____________________________ Name: Title:

Investors: ________________________________ Ian Hague ________________________________ Don Laguardia _______________________________

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SCHEDULE A
Investors:	Amounts
(Name and Address)

Ian Hague	$3, 210,367.12

Don Laguardia

Total	$

4

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